EXHIBIT 12.1


                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)


(In millions)


                                            Ten-Month
                                            Transition
                                             Period                               Fiscal Year Ended
                                             Ended           ----------------------------------------------------------------
                                            12/31/2002          2/23/2002       2/24/2001        2/26/2000       2/27/1999
                                          ---------------    --------------- ---------------- --------------- ---------------
Earnings:
(Loss) earnings before income
   taxes and extraordinary items              $ (68.1)           $ (93.0)        $ 22.5           $(47.5)         $ (79.5)
Fixed charges, excluding
   capitalized interest                          60.7               68.5           60.4             57.4             46.8
                                              -------            -------         ------           ------          -------
   Total (loss) earnings                      $  (7.4)           $ (24.5)        $ 82.9           $  9.9          $ (32.7)
                                              -------            -------         ------           ------          -------

Fixed Charges:
Interest expense                              $  58.5            $  66.2         $ 57.9           $ 54.9          $  44.8
Capitalized interest                              --                 --             0.3              1.5              2.1
Amortization of deferred debt
issuance costs                                    2.2                2.3            2.5              2.5              2.0
                                              -------            -------         ------           ------          -------
   Total fixed charges                        $  60.7            $  68.5         $ 60.7           $ 58.9          $  48.9
                                              -------            -------         ------           ------          -------

Ratio of (loss) earnings to total
   fixed charges                                    *                  *            1.4              0.2                *
                                              =======            =======         ======           ======          =======


* Earnings were insufficient to cover fixed charges by $68.1, $93.0 and $81.6 for the transition period ended December 31, 2002 and for the fiscal years ended February 23, 2002 and February 27, 1999, respectively.